Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Definitions” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in each Statement of Additional Information, each dated October 1, 2022, and each included in the Post-Effective Amendment No. 486 to the Registration Statement (Form N-1A No. 333-170122) of DBX ETF Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated July 27, 2022 with respect to the financial statements and financial highlights of Xtrackers International Real Estate ETF, Xtrackers Harvest CSI 300 China A-Shares ETF, Xtrackers Harvest CSI 500 China A-Shares Small Cap ETF, Xtrackers MSCI All China Equity ETF, Xtrackers MSCI China A Inclusion Equity ETF, Xtrackers MSCI EAFE Hedged Equity ETF, Xtrackers MSCI All World ex US Hedged Equity ETF, Xtrackers MSCI Emerging Markets Hedged Equity ETF, Xtrackers MSCI Europe Hedged Equity ETF, Xtrackers MSCI Eurozone Hedged Equity ETF, Xtrackers MSCI Germany Hedged Equity ETF, Xtrackers MSCI Japan Hedged Equity ETF, Xtrackers Bloomberg US Investment Grade Corporate ESG ETF, Xtrackers J.P. Morgan ESG Emerging Markets Sovereign ETF, Xtrackers J.P. Morgan ESG USD High Yield Corporate Bond ETF, Xtrackers MSCI All World ex US High Dividend Yield Equity ETF, Xtrackers Municipal Infrastructure Revenue Bond ETF, and Xtrackers MSCI EAFE High Dividend Yield Equity ETF (18 of the funds constituting DBX ETF Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended May 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

September 22, 2022